EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Second Quarter Net Income Increases to $12.2 million, or $0.47 Per Diluted Share, From
Adjusted Net Income of $11.5 million, or $0.44 Per Diluted Share, in Second Quarter Last Year ~

~ Reiterates Full Year Guidance ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – August 26, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six month results for the period ended July 31, 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased to deliver a solid second quarter highlighted by increased sales, a strong gross margin performance, and operating profit growth despite a more challenging retail climate, and as we invested in support of our future expansion.  With the second quarter, we have achieved 18 consecutive quarters of increased operating performance, attributed to the disciplined execution of our growth strategies and supported by powerful innovation and compelling owned and licensed brands. Revenue growth in the second quarter was primarily driven by the Movado brand and our licensed brand and retail categories.”

“During the latter part of the quarter, we took steps to further build our team in support of our long term growth with the hire of Ricardo Quintero as President,” Mr. Grinberg continued.  “Mr. Quintero possesses a proven track record in expanding global brands, including a superb understanding of international markets having worked with brand leaders, including Estee Lauder, Pepsi Cola and Procter and Gamble, and we expect Ricardo to assist us in achieving greater expansion around the world.  We anticipate our sales growth to accelerate during the second half of the year, as strong sell-through rates at retail are expected to drive new shipments and replenishment growth and we continue to benefit from the expansion of our Movado and licensed brands around the world.   We will also continue to invest in our infrastructure and growth initiatives, including investments in Asia and Latin America.  We continue to believe that our strategies have us positioned to achieve our goal of delivering sustainable profitable growth.”

There were no unusual items recorded in the first half of fiscal 2015. During the second quarter of fiscal 2014, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, primarily related to the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements. During the first quarter of fiscal 2014, the Company recorded a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which was reflected in other income.

Second Quarter Fiscal 2015
•	Net sales increased 3.8% to $143.6 million compared to $138.3 million in the second quarter of fiscal 2014 driven by growth in the Movado brand and the licensed brand and retail categories.
•
Gross profit was $77.6 million, or 54.0% of sales, compared to $74.8 million, or 54.1% of sales, in the second quarter last year. Gross margin percentage remained relatively flat as a result of the unfavorable impact of changes in foreign currency exchange rates, offset by the leverage gained on certain fixed costs due to increased sales.

•
Operating expenses increased $2.7 million, or 4.6%, to $60.4 million.  This increase was primarily the result of increased payroll and related costs, expenses associated with the Baselworld Watch and Jewelry Show as well as the unfavorable effects of foreign currency exchange rates, partially offset by lower marketing expenses.

•	Operating income increased to $17.2 million, or 12.0% of net sales, compared to operating income of $17.0 million, or 12.3% of net sales, in the second quarter of fiscal 2014.
•
The Company recorded a tax provision of $4.9 million, which equates to an effective tax rate of 28.7%, compared to an effective tax rate of 25.3% in the second quarter of fiscal 2014. As mentioned above, in the second quarter of fiscal 2014, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, related to certain items, which if excluded equates to an adjusted effective tax rate of 31.2%.  (See attached table for GAAP and Non-GAAP measures.)

•
Net income was $12.2 million, or $0.47 per diluted share, compared to $12.5 million, or $0.48 per diluted share, in the second quarter of fiscal 2014.  Second quarter fiscal 2014 adjusted net income was $11.5 million, or $0.44 per diluted share, excluding the $1.0 million, or $0.04 per diluted share tax benefit.  (See attached table for GAAP and Non-GAAP measures.)

First Half Fiscal 2015
•	Net sales increased 6.5% to $264.5 million compared to $248.3 million in the first six months of fiscal 2014 driven by growth in the Movado brand and the licensed brand and retail categories.
•
Gross profit was $142.8 million, or 54.0% of sales, compared to $134.7 million, or 54.3% of sales in the same period last year.  The decrease in gross margin percentage was primarily the result of the unfavorable impact of changes in foreign currency exchange rates, partially offset by leverage gained on certain fixed costs due to increased sales.

•
Operating expenses increased $7.0 million, or 6.5%, to $114.7 million.  This increase was primarily the result of increased payroll and related costs, expenses associated with the Baselworld Watch and Jewelry Show as well as the unfavorable effects of foreign currency exchange rates.

•	Operating income increased to $28.1 million, or 10.6% of net sales compared to operating income of $27.0 million, or 10.9% of net sales in the first six months of fiscal 2014.
•
The Company recorded a tax provision in the first six months of fiscal 2015 of $8.3 million, which equates to an effective tax rate of 29.9% compared to an effective tax rate of 26.7% for the first six months of fiscal 2014. As mentioned above, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, related to certain items, and a $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a Company-owned building in Switzerland, which resulted in an adjusted effective tax rate of 30.4% for the first six months of fiscal 2014. (See attached table for GAAP and Non-GAAP measures.)

•
Net income was $19.5 million, or $0.76 per diluted share, compared to $20.7 million, or $0.80 per diluted share, in the first six months of fiscal 2014. Adjusted net income for the first six months of fiscal 2014 was $18.6 million, or $0.72 per diluted share, excluding the $1.0 million, or $0.04 per diluted share tax benefit taken in the second quarter of fiscal 2014 and the $1.5 million, or $0.04 per diluted share pre-tax gain, related to the sale of a building in Switzerland in the first quarter of fiscal 2014.  (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “We are pleased with our second quarter and first half results even with a cautious global retail environment. Our retail sell-through continues to outpace our shipments and the overall market. We continue to gain share in our key global markets in both our largest brand, Movado, and also our largest business, our licensed brand division. Our outlet retail stores continue to deliver positive sales and profit increases. These positive results and trends allow us to reiterate our previously issued full year guidance of delivering 10% sales growth and 19% operating profit growth. Our balance sheet remains strong with approximately $170 million in cash, no debt and shareholders’ equity in excess of $470 million. We are also pleased to announce the continuation of our $0.10 quarterly cash dividend that our Board approved today.”

Fiscal 2015 Guidance
The Company is reiterating guidance for fiscal 2015 which is on a comparable basis to non-GAAP fiscal 2014 results adjusted for unusual items.  In fiscal 2015, the Company anticipates that net sales will increase approximately 10.7% to $640 million, gross margin percent will be approximately flat to fiscal 2014, and operating income will increase approximately 19% to $90 million. The Company anticipates net income in fiscal 2015 to increase to approximately $63.5 million, or $2.44 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual items for fiscal 2015.

Quarterly Dividend
The Company also announced that on August 26, 2014, the Board of Directors approved the payment on September 19, 2014 of a cash dividend in the amount of $0.10 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 5, 2014.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 26th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing 1-800-432-7890.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 26, 2014 until 11:59 p.m. ET on September 2, 2014 and can be accessed by dialing 1-877-870-5176 and entering replay pin number 1013651.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the effects of the sale of a building and tax adjustments resulting from favorable changes in connection with domestic and foreign tax audits.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2014	2013	2014	2013

Net sales	$143,591	$138,301	$264,512	$248,311

Cost of sales	65,985	63,483	121,755	113,574

Gross profit	77,606	74,818	142,757	134,737

Operating expenses	60,438	57,778	114,668	107,692

Operating income	17,168	17,040	28,089	27,045

Other income	-	-	-	1,526
Interest expense	(100)	(115)	(194)	(180)
Interest income	11	16	46	39

Income before income taxes	17,079	16,941	27,941	28,430

Provision for income taxes	4,909	4,287	8,342	7,597

Net income	12,170	12,654	19,599	20,833

Less: Net income attributed to noncontrolling interests	19	200	83	169

Net income attributed to Movado Group, Inc.	$12,151	$12,454	$19,516	$20,664

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.47	$0.48	$0.76	$0.80
Weighted diluted average shares outstanding	25,674	25,846	25,685	25,859

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2014	2013

Total Net sales	143,591	138,301	3.8%	2.7%

	As Reported			% Change
	Six Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2014	2013

Total Net sales	264,512	248,311	6.5%	5.2%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income	EPS
Three Months Ended July 31, 2014
As Reported (GAAP)	$143,591	$77,606	$17,168	$17,079	$12,151	$0.47

Three Months Ended July 31, 2013
As Reported (GAAP)	$138,301	$74,818	$17,040	$16,941	$12,454	$0.48
Tax Adjustment (1)					(1,000)	(0.04)
Adjusted Results (Non-GAAP)	$138,301	$74,818	$17,040	$16,941	$11,454	$0.44

Six Months Ended July 31, 2014
As Reported (GAAP)	$264,512	$142,757	$28,089	$27,941	$19,516	$0.76

Six Months Ended July 31, 2013
As Reported (GAAP)	$248,311	$134,737	$27,045	$28,430	$20,664	$0.80
Tax Adjustment (1)					(1,000)	(0.04)
Building Sale (2)				(1,526)	(1,099)	(0.04)
Adjusted Results (Non-GAAP)	$248,311	$134,737	$27,045	$26,904	$18,565	$0.72

(1)  Reflects the release of liabilities for uncertain tax positions as a result of favorable U.S. and foreign audit settlements.
(2)  Reflects a gain on a sale of a building in Switzerland.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2014	January 31, 2014	July 31, 2013
ASSETS

Cash and cash equivalents	$169,649	$157,659	$151,516
Short-term investments	-	33,099	-
Trade receivables	91,214	68,683	74,567
Inventories	195,331	181,305	182,718
Other current assets	41,018	44,564	38,426
Total current assets	497,212	485,310	447,227

Property, plant and equipment, net	46,141	47,796	47,296
Deferred income taxes	14,604	14,891	21,667
Other non-current assets	33,486	30,613	27,451
Total assets	$591,443	$578,610	$543,641

LIABILITIES AND EQUITY

Accounts payable	$37,604	$33,598	$31,169
Accrued liabilities	40,334	43,573	40,902
Deferred and current income taxes payable	4,819	6,422	5,150
Total current liabilities	82,757	83,593	77,221

Deferred and non-current income taxes payable	3,360	3,518	3,880
Other non-current liabilities	28,063	25,509	24,542
Noncontrolling interests	2,751	2,686	2,149
Shareholders' equity	474,512	463,304	435,849
Total liabilities and eqiuty	$591,443	$578,610	$543,641

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2014	2013
Cash flows from operating activities:
Net income	$19,599	$20,833
Depreciation and amortization	6,097	5,769
Other non-cash adjustments	3,363	(362)
Changes in working capital	(34,317)	(25,889)
Changes in non-current assets and liabilities	(421)	(546)
Net cash (used in) operating activities	(5,679)	(195)

Cash flows from investing activities:
Capital expenditures	(4,294)	(10,206)
Proceeds from short-term investments	33,736	-
Proceeds from sale of an asset held for sale	-	2,196
Other investing	275	(164)
Net cash provided by / (used in) investing activities	29,717	(8,174)

Cash flows from financing activities:
Dividends paid	(5,059)	(2,549)
Stock repurchase	(7,684)	(3,310)
Other financing	1,312	(143)
Net cash (used in) financing activities	(11,431)	(6,002)

Effect of exchange rate changes on cash and cash equivalents	(617)	(2,002)
Net change in cash and cash equivalents	11,990	(16,373)
Cash and cash equivalents at beginning of year	157,659	167,889

Cash and cash equivalents at end of period	$169,649	$151,516